Exhibit 16.2

July 15, 2004

Securities and Exchange Commission

450 Fifth Street N.W.

Washington D.C.

Gentlemen:

We have read the statements made by Cano Petroleum, Inc. which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K dated June 30, 2004.  We agree with the statements made therein as they pertain to us.

Yours truly,

HEIN & ASSOCIATES LLP